Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 8, 2024, with respect to the consolidated financial statements of Triton Water Parent, Inc. for the year ended December 31, 2023, in the Registration Statement on Form S-1 of Primo Brands Corporation.

/s/ Ernst & Young LLP

Hartford, CT

January 24, 2025